                                                                   EXHIBIT 10.11

We have omitted certain portions of this document and filed them separately with the commission. These portions are marked with an asterisk (*).



                     JOINT MARKETING AND LICENSING AGREEMENT

         This Joint Marketing and Licensing Agreement ("Agreement") is made by and between HealthStream, Inc., a Tennessee corporation having its principal place of business at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203 ("HealthStream") and The Cleveland Clinic Center for Continuing Education ("CFCE"), a component of the Cleveland Clinic Educational Foundation, an Ohio Not-for-Profit corporation having its principal place of business at 9500 Euclid Avenue, Cleveland, Ohio 44195.


                                   BACKGROUND

         WHEREAS, CFCE has developed and marketed and continues to develop and market a line of products known as the 1998 Cleveland Clinic Intensive Review of Internal Medicine, a CD-ROM based course providing continuing education to physicians;

         WHEREAS, HealthStream has developed and marketed and continues to develop and market a computer-based education system known as the Training Navigator(TM) ("T.NAV(R)") that delivers and monitors World Wide Web based content;

         WHEREAS, CFCE and HealthStream wish to enter into a cooperative effort to deploy CFCE's educational offerings utilizing HealthStream's T.NAV technology on the World Wide Web;

         WHEREAS, HealthStream wishes to acquire a license and CFCE has agreed to grant a license to HealthStream for the delivery of the 1998 Cleveland Clinic Intensive Review of Internal Medicine product, whether now existing or developed by CFCE during the term of this Agreement, by HealthStream's T.NAV;

         WHEREAS, CFCE and HealthStream wish to provide appropriate consideration for those efforts that each party has agreed to undertake;

         WHEREAS, CFCE and HealthStream each acknowledge the sufficiency and adequacy of the value, concessions, and recitations set forth herein;

         NOW THEREFORE, CFCE and HealthStream agree as follows:



                                    ARTICLE 1

                                   DEFINITIONS

For purposes of this Agreement, the terms below shall have the following meanings:

1.1. "CFCE" means The Cleveland Clinic's Center for Continuing Education, a component of the Cleveland Clinic Educational Foundation. For the purposes of this agreement, components of that Center include the Continuing Medical Education Department, The Media Services Department, and UNITECH Communications.

1.2. "Educational Content" means the information contained in the entire library of the CD-ROM version of the 1998 Cleveland Clinic Intensive Review of Internal Medicine product and its incorporated modules including, but not limited to, text and images that are the proprietary property of CFCE that consist of continuing medical education ("CME") in the modules listed in Exhibit A hereto.

1.3. "Educational Activity" means a single module of the Education Product, specifically, a self-contained lesson consisting of Educational Content, learning objectives, a post test, and an evaluation. Each individual Educational Activity, when properly completed, is eligible for CME credit.

1.4. "Educational Product" means the adaptation of the Educational Content into Educational Activities contained in the 1998 Cleveland Clinic Intensive Review of Internal Medicine CD-ROM, including but not limited to conversion to a format appropriate for delivery over the World Wide Web, definition of education objective, a post test and an evaluation form for each segment in accordance with CFCE policies and the Accreditation Council for Continuing Medical Education's ("ACCME") Essentials and Guidelines for Accreditation of Sponsors of Continuing Medical Education and Standards for Commercial Support and Enduring Materials attached as Exhibit B hereto.

1.5. "Effective Date" means _____________, 1999, the date on which both parties to this Agreement have executed same.

1.6. "HealthStream" means HealthStream, Inc. and any Subsidiary of HealthStream, Inc.

1.7. "Internet" means the international network of computers and computer networks accessible by the public at large of which the World Wide Web is a subset.

1.8. "Net Revenue" means gross revenue derived by HealthStream from Transactions Fees.

1.9. "Subsidiary" means a company in which, on a class-by-class basis, more than fifty percent (50%) of the stock entitled to vote for the election of directors is owned or controlled by another company, but only so long as such ownership or control exists.

1.10. "T.NAV" is a branded trademark of HealthStream and is a computer based training product that delivers and monitors World Wide Web based Content.

1.11. "T.NAV Commerce" means HealthStream's proprietary computer based training product that is a derivative product of T.NAV with additional features added by HealthStream in its sole discretion and designated by HealthStream in its sole discretion as "T.NAV v.x.x.c."



                                    ARTICLE 2

                                 LICENSE GRANTS

2.1 Subject to the payment of the consideration set forth in Article 3, CFCE grants to HealthStream an exclusive worldwide license to deliver the Educational Product on the World Wide Web.

2.2 Upon notice from CFCE that an Educational Activity is no longer appropriate for use because, for example, it contains erroneous or outdated information, or in other ways is no longer appropriate for the awarding of CME credit, HealthStream shall cease to represent that the Educational Activity being so delivered is CME accredited. During the term of this agreement, CFCE shall restructure the CFCE Educational Activity for CME accreditation at its own expense or shall provide an equivalent number of CME hours of content at no expense to HealthStream. After this Agreement terminates, HealthStream may, at its option and expense, seek to have CFCE update the Educational Activity. HealthStream may also seek permission from CFCE to continue to broadcast the Educational Activity without CME credit.

2.3 CFCE shall retain the ownership to all Educational Content, including but not limited to, text, images, and audio that have been copyrighted by the CFCE under permissions and releases granted by the authors.

2.4 HealthStream shall retain the copyright to the Educational Activities it produces under this agreement.

2.5 Any and all rights not expressly granted by either of the parties to the other are reserved by the respective party claiming reservation of that right.

                                    ARTICLE 3

                      CFCE RESPONSIBILITIES TO HEALTHSTREAM

3.1 CFCE will designate a project manager with sufficient experience and training to resolve issues related to the production, review and credentialling issues required by this project.

3.2 CFCE agrees to accredit each Educational Activity produced under this Agreement if, in its sole judgment, CFCE policies and the ACCME's Essentials and Guidelines for Accreditation of Sponsors Of Continuing Medical Education And Standards For Commercial Support and Enduring Materials as set forth in Exhibit B hereto have been complied with in all material aspects.

3.3 CFCE agrees to provide initial accreditation for each Educational Activity for two (2) years, with one (1) year extensions possible as long as, in CFCE's judgment, the material is still current. At its sole discretion, in accordance with its responsibilities to the ACCME's Essentials and Guidelines for Accreditation of Sponsors Of Continuing Medical Education And Standards For Commercial Support and Enduring Materials as set forth in Exhibit B hereto, CFCE may determine at any time that one or more Educational Activity is no longer appropriate for CME accreditation. In the event the Center for Continuing Education finds one or more Educational Activities of this Educational Product no longer appropriate for CME accreditation, HealthStream agrees to withdraw the Educational Activities, in accordance with Article 2.2.

3.4 For each Educational Activity, CFCE shall provide a title, objectives, post test, and an evaluation form in a timely fashion. These components for the first ten (10) Educational Activities shall be provided no later than July 15, 1999; the second ten (10) components shall be provided no later than September 15, 1999, and the remaining components shall be provided no later than October 15, 1999.





                                    ARTICLE 4

                      HEALTHSTREAM RESPONSIBILITIES TO CFCE

4.1 HealthStream will designate a project manager with sufficient experience and training to resolve issues related to the production, review and credentialling issues required by this project.

4.2 HealthStream will submit to CFCE a draft paper based version of each Educational Activity it has converted to the Web for review and approval by CFCE. CFCE will have twenty (20) working days to conduct its reviews. Any approvals shall not be unreasonably withheld by CFCE.

4.3 HealthStream agrees to make all changes requested by CFCE in a timely manner.

4.4      HealthStream will incorporate into each Educational Activity:

         4.4.1    an accreditation statement to be provided by CFCE;

         4.4.2    objectives to be created and provided by CFCE;

         4.4.3 faculty disclosure information about actual or potential conflicts of interest to be provided by CFCE;

         4.4.4    Educational Activity evaluation to be provided by CFCE; and

         4.4.5    a post test to be provided by CFCE.

4.5 HealthStream shall be responsible for issuing to qualified physicians a document recognizing the attainment of CME credit. HealthStream shall develop a system to bar issuance of such documentation unless the participating physician has answered seventy-five percent (75%) of the post test questions correctly.

4.6 HealthStream shall maintain a database of all users of the Educational Activity and shall provide the following information quarterly to CFCE:

         4.6.1    number of users of each Educational Activity;

         4.6.2    demographic information;

         4.6.3 names of physicians who were issued letters of CME accreditation for each Educational Activity; and

         4.6.4    results of evaluations.

4.7 HealthStream shall submit for CFCE approval the format and content of advertising, if any, so that CFCE can assure the requirements of ACCME Standards For Commercial Support are met. CFCE will have ten (10) working days to review and approve the format and content of such advertising.

4.8 HealthStream shall submit for CFCE approval all promotional activities related to this project. CFCE will have ten (10) working days to review and approve such promotional activities.

4.9 HealthStream agrees to allow CFCE to acknowledge within each Educational Activity the unrestricted educational grant provided by Novartis Pharmaceutical.




                                    ARTICLE 5

                                PRICE AND PAYMENT

5.1. During the term of this Agreement, HealthStream shall pay to CFCE (Tax ID #: 34 - 0714553):

         5.1.1.   * in Licensing Fees according to the following terms;

         5.1.2.   * upon execution of this Agreement;

         5.1.3.   * on August 15, 1999; and

         5.1.4. * on the earlier of September 15, 1999 or within thirty (30) days after the delivery by CFCE of the final milestone.

5.2. HealthStream will pay a penalty of one percent (1%) per month for any payment more than thirty (30) days past due. Failure of payment more than ninety (90) days past due will be grounds for CFCE to withdraw the license granted in Article 2 herein; in this event, CFCE will retain all paid fees to that date.

5.3. Failure by CFCE to deliver the milestones in Section 3.4 herein within ninety (90) days of the specified date will be grounds for HealthStream to rescind this Agreement and CFCE refund the fees paid by HealthStream for any undelivered milestones.

                                    ARTICLE 6

                           WARRANTIES AND INDEMNITIES

6.1.     CFCE represents and warrants that:

         6.1.1    Educational Content meets ACCME accreditation standards;

         6.1.2. To the best of its knowledge Educational Content does not infringe any copyright or patent enforceable under the laws of any country;

         6.1.3. To the best of its knowledge Educational Content does not violate the trade secret rights of any third party; and

         6.1.4. To the best of its knowledge Educational Content represents the then existing reasonable standards of care.

6.2. Each party agrees to indemnify, hold harmless, and defend the other from any and all damages, costs, and expenses, including reasonable attorneys' fees, incurred in connection with a claim which constitutes a breach of the warranties set forth in Section 4.1 provided, the charged party is notified promptly in writing of a claim and has sole control over its defense or settlement, and the party not charged provides reasonable assistance in the defense of the same.

6.3.     CFCE shall have no liability for any claim based on HealthStream's:

         6.3.1. use or distribution of Educational Content after CFCE's written notice that HealthStream should cease use or distribution of Educational Content due to a claim, or

         6.3.2. combination of Educational Content with a non-CFCE program or data if such claim would have been avoided by the exclusive use of Educational Content.

6.4. For all claims arising under Section 4.3, HealthStream agrees to indemnify and defend CFCE from and against all damages, costs, and expenses, including reasonable attorneys' fees. In the event CFCE notifies HealthStream that it should cease distribution of Educational Content due to a claim, HealthStream may terminate this Agreement.




                                    ARTICLE 7

                        INTELLECTUAL PROPERTY PROVISIONS

7.1. HealthStream will cause to appear on all marketing or promotional materials concerning the Educational Content, CFCE's copyright, trademark, or patent notices.

7.2. The parties agree that ownership for any invention conceived or developed during the course of this Agreement shall vest in accordance with the patent rules governing inventorship.

7.3. To the extent that source code is written by either party title shall vest in the party who has written such code.

7.4. Each party is responsible for protecting, documenting, and maintaining its own intellectual property. Except as expressly set forth herein, this Agreement does not grant either party any proprietary rights of any type in the other party's materials, services or Content.

7.5. Both parties acknowledge that, except as otherwise provided herein, each party owns and retains all right, title and interest in and to its own Content provided to the other party.

7.6. HealthStream acknowledges that CFCE owns and retains all right, title and interest in and to Educational Content and all CFCE's products and services arising from the performance of this Agreement.

7.7. CFCE acknowledges that HealthStream owns and retains all right, title and interest in and to

         T.NAV Commerce, the T.NAV Commerce source code, the T.NAV Commerce object code, any derivatives of T.NAV Commerce and the interface templates designed by HealthStream used to present and deliver the Educational Content.





                                    ARTICLE 8

                  PROHIBITION AGAINST ASSIGNMENT AND SUBLICENSE

This Agreement, and any rights or obligations hereunder, shall not be assigned or sublicensed (except as permitted in this Article 6) by either party. Notwithstanding the foregoing, this Agreement may be assigned to a successor in interest to all of a party's assets or substantially all of a party's assets and shall inure to the benefit of and be binding upon successors or purchasers of substantially all of either party's assets. CFCE may , at its sole discretion, enter into an agreement with any vendor, including UNITECH Communications, to fulfill the terms of this agreement. The costs, if any, of such agreements will be borne by CFCE.






                                    ARTICLE 9

                                TERM OF AGREEMENT

Provided this Agreement has been properly executed by an authorized representative of CFCE and by an officer of HealthStream, the term of this Agreement ("Term") shall run from the Effective Date until three (3) year(s) after the Effective Date, and thereafter be automatically extended for additional one (1) year periods unless either party provides thirty (30) days written notice to the non-terminating party. Nothing in this article prohibits CFCE from exercising its responsibilities under the terms of its responsibilities to the ACCME which calls for timely review for accuracy and relevance of all educational activities and for termination of granting CME credit for those activities. (See Section 3.3 herein).






                                   ARTICLE 10

                             DEFAULT AND TERMINATION

10.1 The non-defaulting party may terminate this Agreement in its entirety if any of the following events of default occur:

         10.1.1 if the defaulting party materially fails to perform or comply with this Agreement or any provision hereof;

         10.1.2 if the defaulting party fails to strictly comply with the provisions of Article 11, or makes an assignment in violation of Article 6;

         10.1.3 if a party becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors;

         10.1.4 if a petition under any foreign, state, or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by a party; or

         10.1.5 if such a petition is filed by any third party, or an application for a receiver of a party is made by anyone and such petition or application is not resolved favorably or discharged to such party within ninety (90) days.

10.2 Termination due to a breach of Articles 6 or 11 shall be effective upon notice. In all other cases termination shall be effective sixty (60) days after notice of termination to the defaulting party if the defaults have not been cured within such sixty (60) day period. The rights and remedies of the parties provided herein shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.



                                   ARTICLE 11

                          OBLIGATIONS UPON TERMINATION

11.1. From and after termination or expiration of this Agreement, HealthStream shall not employ Educational Content or portions thereof which is owned by CFCE, as part or portion of any product that HealthStream may use, sell, assign, lease, license, or transfer to third parties. Both parties shall cease and desist from all use of the other party's name(s) and associated trademark(s) and, upon request, deliver to the other party or its authorized representatives or destroy all material upon which those name(s) and the associated trademarks appear.

11.2. Articles 4, 5, 9, 10, 11, 12, 13, Section 14.1, and Article 15 shall survive termination or expiration of this Agreement.





                                   ARTICLE 12

                WARRANTIES, LIMITATION OF LIABILITY AND REMEDIES

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES. ANY AND ALL OTHER IMPLIED WARRANTIES OF ANY KIND WHATSOEVER, INCLUDING THOSE FOR MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY EXCLUDED. NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL (INCLUDING WITHOUT LIMITATION LOST PROFITS, UNLIQUIDATED INVENTORY, ETC.), INCIDENTAL, INDIRECT, ECONOMIC, OR PUNITIVE DAMAGES EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.





                                   ARTICLE 13

                             NONDISCLOSURE AGREEMENT

13.1. HealthStream expressly undertakes to retain in confidence all information and know-how transmitted to HealthStream by CFCE that CFCE has identified as being proprietary and/or confidential or that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary and/or confidential, and will make no use of such information and know-how except under the terms and during the existence of this Agreement. HealthStream shall not disclose, disseminate or distribute any such confidential information or know how to any third party without CFCE's prior written consent. HealthStream agrees to use the same degree of care to protect CFCE confidential information as HealthStream takes to protect its own confidential information of like importance. However, HealthStream shall have no obligation to maintain the confidentiality of information that:

         13.1.1. it received rightfully from another party prior to its receipt from CFCE;

         13.1.2. CFCE has disclosed to a third party without any obligation to maintain such information in confidence; or

         13.1.3.  has been or is independently developed by HealthStream.

13.2. Further, HealthStream may disclose confidential information as required by governmental or judicial order, provided HealthStream gives CFCE prompt notice of such order and complies with any confidentiality or protective order (or equivalent) imposed on such disclosure. HealthStream shall treat the terms and conditions of this Agreement as confidential; however, HealthStream may disclose such information in confidence to its immediate legal and financial consultants as required in the ordinary course of HealthStream's business. HealthStream's obligation under this Article 12 shall extend to the earlier of such time as the information protected hereby is in the public domain through no fault of HealthStream or five (5) years following termination or expiration of this Agreement. HealthStream shall not disclose any information on CFCE's unannounced products to HealthStream's employees or any third party.

13.3. CFCE shall have the same obligations in Sections 11.1 and 11.2 above with respect to HealthStream's information and know-how.

13.4. Both parties shall prepare a mutually acceptable press release, if any, to announce this Agreement.







                                   ARTICLE 14

                              NOTICES AND REQUESTS

All notices, authorizations, and requests in connection with this Agreement shall be deemed given three (3)days after they are deposited in the U.S. mails, postage prepaid, certified or registered, return receipt requested, or sent by air express courier, charges prepaid; and addressed as follows:

CFCE: The Cleveland Clinic Center for Continuing Education William D. Carey, MD, Director
                           TT-31
                           9500 Euclid Avenue
                           Cleveland, Ohio 44195

                           With a copy to:

                           Office of General Counsel
                           9500 Euclid Avenue, Mail Code H-18
                           Cleveland, OH 44195

HEALTHSTREAM:              HealthStream, Inc.
                           Robert H. Laird, Jr.
                           General Counsel
                           209 10th Avenue South
                           Suite 450
                           Nashville, Tennessee 37203

or to such other address as the party to receive the notice or request so designates by written notice to the other.

                                   ARTICLE 15

                                 CONTROLLING LAW

14.1. This Agreement shall be construed and controlled by the laws of the State of Ohio.

14.2. Neither this Agreement, nor any terms and conditions contained herein, shall be construed as creating a partnership, joint venture or agency relationship or as granting a franchise as defined in 16 CFR Section 436.2(a). The price and payment described in Article 3 of this Agreement shall be construed as a royalty fee for the rights granted in
         Article 2 of this Agreement, and not as a franchise fee.





                                   ARTICLE 16

                                 ATTORNEYS' FEES

If either HealthStream or CFCE employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party in any proceeding shall be entitled to recover its reasonable attorneys' fees, costs and other expenses.





                                   ARTICLE 17

                                     GENERAL

17.1. This Agreement does not constitute an offer by HealthStream and it shall not be effective until signed by both parties. Upon execution by both parties, this Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and replaces and supplants all prior and contemporaneous communications including the Letter of Intent signed by the parties March 28, 1999. It shall not be modified except by a written agreement signed on behalf of CFCE and HealthStream by their respective duly authorized representatives. Unless agreed to in a separate writing signed by both parties, any statement appearing as a restrictive endorsement on a check or other document which purports to modify a right, obligation or liability of either party shall be of no force and effect.

17.2. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect. If this Agreement as it relates to any product(s) licensed hereunder shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable or if this Agreement is terminated as to particular product(s), this Agreement shall remain in full force and effect as to the remaining product(s).

17.3. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

17.4. The Article headings used in this Agreement and the attached Exhibits are intended for convenience only and shall not be deemed to supersede or modify any provisions.

17.5.    Change in Law and Compliance.

         17.5.1. Change in Law. By entering into this Agreement, the parties specifically intend to comply with all applicable laws, rules and regulations, including (I) the federal anti-kickback statute (42 U.S.C. 1320a-7(b)) and the related safe harbor regulations; and (ii) the Limitation on Certain Physician Referrals, also referred to as the "Stark Law" (42 U.S.C.

                  1395nn). Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services; nor are the payments intended to induce illegal referrals of business. In the event that any part of this Agreement is determined to violate federal, state, or local laws, rules, or regulations, the parties agree to negotiate in good faith revisions to the provision or provisions which are in violation. In the event the parties are unable to agree to new or modified terms as required to bring the entire Agreement into compliance, either party may terminate this Agreement on sixty (60) days written notice to the other party.

         17.5.2. Compliance. By executing this Agreement, to the extent applicable, HealthStream agrees that Cleveland Clinic shall have the right to automatically terminate this Agreement in the event that HealthStream is debarred, excluded, suspended or otherwise determined to be ineligible to participate in federal health care programs (collectively, "Debarred" or "Debarment"). Accordingly, HealthStream shall provide Cleveland Clinic with immediate notice if HealthStream (i) receives notice of action or threat of action with respect to its Debarment during the term of this Agreement; or (ii) becomes Debarred. Upon receipt of such notice from HealthStream, this Agreement shall automatically terminate without further action or notice.



         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in Section 1.5 above. All signed copies of this Agreement shall be deemed originals.






         /S/  William D. Carey                       /S/ Robert Frist, Jr.
         ---------------------------------      -------------------------------
         The Cleveland Clinic Foundation             HealthStream, Inc
         William D. Carey, MD                        Robert Frist
         Vice Chair, Division of Education           Chief Executive Officer.



        APPROVED AS TO FORM
            OFFICE OF
         GENERAL COUNSEL


       By   /s/ CCF Office of General Counsel
         ------------------------------------


       Date            6/8/99
           ----------------------------------

                                    EXHIBIT A

                  INFORMATION BASE FOR THE EDUCATIONAL PRODUCT


The 1998 Cleveland Clinic Intensive Review of Internal Medicine on CD-ROM

                                    EXHIBIT B

      ACCREDITATION COUNCIL FOR CONTINUING MEDICAL EDUCATION ESSENTIALS AND
         GUIDELINES FOR ACCREDITATION OF SPONSORS OF CONTINUING MEDICAL
      EDUCATION AND STANDARDS FOR COMMERCIAL SUPPORT AND ENDURING MATERIALS